Exhibit 99.1

WhiteHorse Finance, Inc. Amends Credit Facility with JP Morgan

Reduces Cash Balance, Supports Long-Term Leverage Target and Portfolio Composition Goals

NEW YORK, Nov. 20, 2018 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the "Company") (NASDAQ:WHF) today announced that it has amended its existing credit facility with JP Morgan Chase (“JP Morgan”). The amendment allows for an increased advance rate, a temporary reduction in the minimum funding amount, and a decrease in the concentration of second lien loans. The new terms allow the Company to reduce its outstanding debt on the JP Morgan facility with the cash raised from the recent public offering of $35,000,000 aggregate principal amount of 6.50% notes due 2025. The Company believes this amendment positions the Company to achieve its long-term leverage target and portfolio composition goals.

Stuart Aronson, WhiteHorse Finance's Chief Executive Officer commented, “WhiteHorse Finance remains committed to its disciplined approach of sourcing transactions that generate attractive risk-adjusted returns consistent with the strong track record of our credit portfolio, all with the goal of enhancing value for our shareholders. JP Morgan continues to be a great partner as we position WhiteHorse Finance for growth.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. ("H.I.G. Capital"). H.I.G. Capital is a leading global alternative asset manager with approximately $30 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit www.higcapital.com. For more information about the Company, please visit www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Edward Giordano

WhiteHorse Finance, Inc.

305-379-2322

egiordano@higwhitehorse.com

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Source: WhiteHorse Finance, Inc.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.